Exhibit 10.4(e)

FIRST AMENDMENT

TO THE

ORRSTOWN BANK

DIRECTOR RETIREMENT AGREEMENT

DATED OCTOBER 1, 1998

FOR

KENNETH R. SHOEMAKER

THIS FIRST AMENDMENT is adopted this 22nd day of March, 2007, effective as of January 1, 2005, by and between Orrstown Bank, a state commercial bank located in Orrstown, Pennsylvania (the “Company”), and Kenneth R. Shoemaker (the “Director”).

The Company and the Director executed the Director Retirement Agreement effective on October 1, 1998 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.1.1 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1.1	“Change of Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

The following Section 1.1.9a shall be added to the Agreement immediately following Section 1.1.9:

1.1.9a	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise, as determined by the plan administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Director is determined to be a Specified Employee for an identification period, the Director shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

Section 1.1.11 of the Agreement shall be deleted in its entirety and replaced by the following:

1.1.11	“Termination of Service” means the termination of the Director’s service with the Company for reasons other than death. Whether a Termination of Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Director’s service and whether the Company and the Director intended for the Director to provide significant services for the Company following such termination.

Section 2.1.1 of the Agreement shall be deleted in its entirety and replaced by the following:

2.1.1	Amount of Benefit. The annual Normal Retirement Benefit under this Section 2.1 is twenty-four thousand three hundred eight dollars ($24,308). For every complete Plan Year after Normal Retirement Age and before Termination of Service, the annual benefit shall increase by four percent (4%), and any such increase shall require the recalculation of all the amounts on Schedule A attached hereto. The annual benefit amounts on Schedule A are calculated by amortizing the annual normal retirement benefit using the interest method of accounting, a seven and one-half percent (7.50%) discount rate, monthly compounding and monthly payments.

Sections 2.1.3 and 2.2.3 of the Agreement shall be deleted in their entirety.

Section 2.3.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3.6	Payment of Benefit. The Company shall pay the benefit to the Director in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Director’s Termination of Service and continuing for one hundred nineteen (119) additional months.

Sections 2.3.3 and 2.4.3 of the Agreement shall be deleted in their entirety.

The following Sections 2.5, 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.4.2:

2.5	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Termination of Service, the provisions of this Section 2.5 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Service occurring while the Director is a Specified Employee shall not be made during the first six (6) months following Termination of Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Termination of Service. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Director prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Director may petition the plan administrator for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Director’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Director immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Director’s petition is granted. Such a distribution shall affect and reduce the Director’s benefits to be paid under this Agreement.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.2 and 2.4, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Director. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Director. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a Change of Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

Section 8.7 of the Agreement shall be deleted in its entirety.

The following Section 8.10 shall be added to the Agreement immediately following Section 8.9:

8.10	Compliance with Section Code 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS OF THE ABOVE, the Company and the Director hereby consent to this First Amendment.

Director:
Orrstown Bank

/s/ Kenneth R. Shoemaker	By:	/s/ Bradley S. Everly
Kenneth R. Shoemaker	Title:	Senior V.P. & CFO

SCHEDULE A

ORRSTOWN BANK DIRECTOR RETIREMENT AGREEMENT

LIFETIME BENEFITS

Kenneth Shoemaker

Plan Year	Vesting Schedule	Accrued Benefit	Early Termination Annual Benefit (1)	Disability Annual Benefit (2)
1	100%	$7,168	$2,614	$1,021
2	100%	14,892	$5,052	$2,121
3	100%	23,215	$7,327	$3,307
4	100%	32,185	$9,449	$4,584
5	100%	41,852	$11,430	$5,961
6	100%	52,268	$13,278	$7,445
7	100%	63,494	$15,005	$9,044
8	100%	75,590	$16,617	$10,767
9	100%	88,626	$18,123	$12,624
10	100%	102,674	$19,531	$14,625
11	100%	117,813	$20,848	$16,782
12	100%	134,127	$22,079	$19,105
13	100%	151,707	$23,230	$21,609
14	100%	170,652	$24,308	$24,308

(1)	Payable at Normal Retirement Age
(2)	Payable at Termination of Service